                           OFFER TO PURCHASE FOR CASH
                        6,540,670 SHARES OF COMMON STOCK
                                       OF
                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                                       AT
                              $24.50 NET PER SHARE
                                       BY
                             CE ELECTRIC (NY), INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                            CALENERGY COMPANY, INC.

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  THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 14, 1997, UNLESS THE OFFER
                                 IS EXTENDED.
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                                                                 July 18, 1997

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been appointed by CE Electric (NY), Inc., a New York corporation (the "Purchaser") and a wholly owned subsidiary of CalEnergy Company, Inc. ("CalEnergy"), to act as the Dealer Managers in connection with its offer to purchase 6,540,670 shares of common stock, par value $6.66 2/3 per share (the "Shares"), of New York State Electric & Gas Corporation, a New York corporation (the "Company"), at $24.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 18, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith.

   Holders of Shares whose certificates for such Shares ("Certificates") are not immediately available or who cannot deliver their Certificates, and all other required documents to the Depositary on or prior to the expiration of the Offer ("Expiration Date"), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 4 of the Offer to Purchase.

   Holders tendering their Shares will be entitled to retain the regular $.35 quarterly dividend payable on August 15, 1997 to holders of record on July 25, 1997.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH SHARES BENEFICIALLY OWNED BY THE PURCHASER, REPRESENTS 9.9% OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF NEW YORK STATE ELECTRIC & GAS CORPORATION, AND (2) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 12 OF THE OFFER TO PURCHASE. THE PURCHASER EXPRESSLY RESERVES THE RIGHT TO WAIVE ANY ONE OR MORE OF THE CONDITIONS OF THE OFFER.

   Enclosed herewith for your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

     1. The Offer to Purchase dated July 18, 1997;

     2. The Letter of Transmittal for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares;

     3. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary before the expiration of the Offer or if the procedures for book-entry transfer cannot be completed on a timely basis;

     4. A printed form of letter which may be sent to your clients for whose account you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     6. A return envelope addressed to the Depositary.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 14, 1997, UNLESS THE OFFER IS EXTENDED.

   In order to accept the Offer, (i) a duly executed and properly completed Letter of Transmittal with any required signature guarantees or any Agent's Message (as defined in the Offer to Purchase), or other documentation should be sent to the Depositary, and (ii) either certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   If holders of Shares wish to tender, but it is impractical for them to forward their certificates for such Shares or other required documentation on or prior to the expiration of the Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 4 of the accompanying Offer to Purchase.

   The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Managers and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

   Any questions or requests for assistance may be directed to the Information Agent or to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                               Very truly yours,

LEHMAN BROTHERS                                      CREDIT SUISSE FIRST BOSTON

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, CALENERGY, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.